Exhibit 99.1

Rimrock Gold Corp. Acquires Advanced Stage Exploration
Gold-Silver Property in Nevada from Geologix

LAS VEGAS, May 8, 2013 -- Rimrock Gold Corp., a Nevada corporation, (the “Company”) (OTCQB:RMRK) is pleased to announce that it has closed a Purchase Agreement, by and among the Company and Geologix Explorations Inc., a British Columbia corporation, and Geologix (US) Inc., a Nevada corporation, (together known as “Geologix”) to acquire the advanced stage exploration Silver Cloud epithermal bonanza gold-silver property in Nevada (“Silver Cloud Property”). Pursuant to the terms of the Purchase Agreement, the Company has acquired 100% interest in 552 unpatented lode mining claims (“Mining Claims”) totaling 4,467 hectares subject only to the existing Net Smelter Return (“NSR”) royalties and the lease from the original claim holders entered into by Teck Resources, which was subsequently assigned to Geologix. The Company has agreed to issue 500,000 shares of common stock of the Company, of which Geologix is required to assign 100,000 shares to Teck Resources Inc. In addition, if the Company delineates more than two million ounces of gold in proven and probable reserves on the Mining Claims, then the Company will issue a further 250,000 common shares of the Company to Geologix.

Any mineral production from Silver Cloud is subject to NSR royalties due to Royal Gold Inc. of 2% (capped) and to the underlying claim owners of 3%. Geologix has spent roughly $2.4 million in exploration expenditure on Silver Cloud since acquiring control of the property in 2003. Prior to that, Placer Amex, Newmont, Teck, and Placer Dome conducted significant exploration on the Silver Cloud Property as well. Although the total capital spent by these other parties exploring Silver Cloud is not known, the size of their respective exploration programs suggests an amount in excess of Geologix’ total expenditure.

The newly acquired Mining Claims are situated 55 Km northeast of the mining center of Battle Mountain, and 80 Km west-northwest of Elko city, a regional mining hub. The Silver Cloud Property lies immediately to the southwest of Rodeo Creek Gold’s epithermal bonanza gold-silver Hollister Mine, and 3.8 Km southwest of the Hollister Mine open pit. The Silver Cloud Property also lies 16 Km southeast of Newmont's Midas Mine, which is currently producing gold and silver from high-grade volcanic epithermal veins, and has produced approximately 3.5 million ounces of gold to date. The Company controls an additional 38 claims along the west side of the Silver Cloud Property, called the West Silver Cloud property.

As a result of this latest acquisition, the Company’s land package in the region has increased from 1,200 acres to over 12,880 acres, making it one of the largest landholders among junior exploration companies operating in Nevada. The Company has inherited a comprehensive database reflecting previous exploration campaigns conducted on the Silver Cloud Property by Placer Amex, Newmont, Placer Dome, Teck Resources and Geologix. This database includes:

-	Drilling information including drill hole locations, drill core logs, cross-sections, long-sections, level plans, down hole survey information, QA/QC information and assay results
-	Regional and local geological information including lithological mapping, structural interpretations, alteration mapping, large-scale formational modeling and detailed mineralization modeling
-	Geochemical information including surface rock chip sampling, multivariate soil sampling and biogeochemical sampling surveys
-	Geophysical information including Airborne Magnetics (AeroMag), Controlled Source Audio Magnetotelluric (CSAMT), E Scan, and Ground Gravity surveys
-	Base maps including claim maps, topographic maps and satellite images

Modern exploration on the Silver Cloud Property was conducted in the 1980's, when Placer Amex drilled 14 shallow holes in search of mercury. That campaign’s best gold hit was a 3.05 meter intercept grading 0.197 g/t Au. In 1989, Newmont optioned the property and conducted additional shallow drilling of 23 holes in different parts of this large property through 1994, including in the Quiver Mine area in the northwest part of the property. Highlights from these Newmont drill programs included a 1.52 meter intercept grading 3.1 g/t Au at shallow depths.

Teck Cominco optioned the property and conducted 4,023 m of drilling in 10 holes between 1999 and 2001. Teck discovered high-grade gold mineralization at the historic mercury-producing Silver Cloud Mine in reverse-circulation hole SCT-6 that encountered three intervals of good grade gold mineralization totaling 27.4 meters of down-hole core length between 310.9m and 452.6m. Those intervals included a 1.52 meter intercept grading 145 g/t Au at a depth of 318m in sheared volcanics.

Placer Dome optioned the property in 2002 and subsequently drilled 3,832 meters in 11 rotary and core holes in the property area. Placer Dome's best drill intercept was from a new discovery in the Egg Hill target area, situated 1400 meters west of the Silver Cloud Mine and close to the West Silver Cloud property. The intercept graded 5.53 g/t Au over a 12.2 meter interval in a structure at the contact between two lithological units – the rhyolite tuff and the intrusive rhyolite porphyry.

Geologix acquired control of the property in 2003, and subsequently drilled 2 deep holes on the property in 2005. These holes were drilled on the northwest side of the Silver Cloud Mine away from the high-grade Teck drill holes and targeting two inferred fault structural zones. Geologix encountered numerous zones of breccia and silica mineralization in these two holes over significantly wide intervals.

The working Midas-style gold target model used by the Company’s technical team interprets the “top elevations” of epithermal Midas-Hollister type gold-silver targets at Silver Cloud to start at 150 to 300 meter depths below surface. The main zone of ore grade gold-silver mineralization at Midas extends for at least 500 meters vertically, below the “top elevations”. Local “pod-like” bodies of gold mineralization may occur above this "top elevation" level, as at Midas and in the larger open pit at Hollister. The Company’s exploration efforts are focused upon discovery of Midas and Hollister style gold-silver mineralization, 125 to 300 metres below the surface.

The main gold-silver targets at the Silver Cloud Property are Midas-Hollister style volcanic epithermal low-sulfidation vein and disseminated gold deposits, which appear to be situated along or near fault zones, near or beneath siliceous "sinter" hot spring deposits. These siliceous sinters occur on and close to the paleo ground surfaces along the Midas - Silver Cloud trend, which is part of the "Northern Nevada Rifts" volcanic province. Mercury occurrences are present locally in and near these siliceous sinters, and are interpreted to be locally indicative of gold mineralization at further depth, as at Hollister. At least three gold target areas have been discovered by rock chip sampling and drilling to date on the Silver Cloud Property: 1) the "Mine" target at the Silver Cloud Mine discovered by Teck, where a drill hole carried a 1.5 meter intercept grading 157 g/t Au at a depth of 318 meters below surface, 2) the "Egg Hill" target area initially discovered by Placer Dome and further explored by Geologix, and 3) the Quiver target area explored by Newmont and Geologix. Several exploration holes were drilled at Egg Hill, including a significant gold discovery hole yielding 12.2 metres of 5.53 g/t Au at a depth of 208 metres below surface, situated at the contact with a rhyolitic intrusive.

Geologix drilled two core holes in the Mine target area, away from the earlier Teck and Placer Dome drillholes. These holes encountered highly anomalous gold and silver in sulfide-rich breccias and low-temperature banded Midas-style quartz veins. To date, less than 10% of the large Silver Cloud Property has been explored. No drilling work has yet been conducted on the Company’s adjoining West Silver Cloud claims area.

The Silver Cloud Property also lies directly astride the prolific Carlin Trend break that boasts numerous giant world-class sediment-hosted gold deposits. Excitingly, the Paleozoic rocks that host numerous gold deposits in the region, are present at the surface at the Hollister Mine and near the Company’s Rimrock property, north of Silver Cloud. Consequently, Silver Cloud may have Carlin-style gold potential, albeit at fairly great depths. The CSAMT data is being evaluated to further investigate this Carlin-style gold potential. Great Basin Gold drilled one deep hole at Hollister and penetrated Devonian Rodeo Creek unit Paleozoic rocks, but never reached the Carlin-host Popovich-equivalent limestone rock section, which lies at still greater depths.

AngloGold drilled a deep hole at the Hatter prospect, east of the Hollister open pit, and penetrated  lower Paleozoic rocks and a granitic intrusive of possible Mesozoic age. Rodeo Creek Gold discovered a new granitic intrusive body (possibly Eocene in age) situated between the Hatter granitic stock and the Hollister open pit, and found gold mineralization in this area, away from their main east-west trending gold-silver vein systems. Thus, the Silver Cloud area may have potential for gold deposits associated with granitic stocks and nearby faults, at depth. The gravity and CSAMT data will be used to further evaluate this possibility. For now, the Company is focused on the discovery of relatively shallow Midas style gold-silver deposits.

"We believe the acquisition of the Silver Cloud Property from Geologix is a very important milestone for Rimrock. This acquisition expands our presence in the strategic, high-grade Midas-Hollister mining region, which we feel will be a core area of focus for mining companies in Nevada for the foreseeable future. We plan to analyze the exhaustive Silver Cloud database, further interpret the detailed geological mapping, conduct new rock chip sampling and geochemical surveys, complete additional geophysical surveys, and commence a new drilling campaign after final interpretations have been made," stated President and CEO, Jordan Starkman.

Rimrock Gold is a diversified mineral exploration company focused on identifying, acquiring, advancing, and drilling high-grade gold-silver exploration projects in Nevada, and lithium exploration projects in Quebec. The company has a very capable management team, and is led by an experienced and successful board. The Company's main exploration assets comprise a 100% interest in the Rimrock, West Silver Cloud, and Pony Spur gold-silver projects in Nevada. In addition, the company owns the Abigail, Lac Kame and EM-1 lithium projects in the James Bay region of Quebec, Canada totaling 11,360 hectares. For further information and technical data on Rimrock Gold's various projects, please visit the Company’s website at www.rimrockgold.com or contact the Company directly by e-mail at info@rimrockgold.com.

The Company's Vice President of Exploration, Richard R. Redfern, M.Sc., a Certified professional Geologist and 'qualified person' for the purposes of Canada's National Instrument 43-101 Standards of Disclosure for Mineral Properties, has verified and approved the information contained in this news release.

Certain statements in this document that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Rimrock Gold Corp. to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings".

CONTACT:
Rimrock Gold Corp.
Jordan Starkman, CEO
www.rimrockgold.com
1-800-317-4772